Exhibit 10.2

March 15, 2018

Mr. Paul McNeice

200 Harvard Mill Square, Suite 210

Wakefield, MA 01880

Re:	Severance Agreement

Dear Mr. McNeice:

In order to ensure your continued service to the Edgewater Technology, Inc. (the “Company”), subject to the following terms, the Company wishes to offer you (“you” or “Employee”) the following severance package:

1. Severance. If, during the one-year period immediately following the effective date of a Change in Control (as defined below), (a) your employment with the Company is terminated by the Company (or its successor) without Cause (as defined below), or your employment with the Company is terminated by you for Good Reason (as defined below), and (b) you otherwise meet the requirements of this Severance Agreement (this “Agreement”), including, but, not limited to, the execution and non-revocation of a general release of all claim required under Section 5 hereof, then, you shall be entitled to receive severance pay for a period of one year at the rate of your annual base salary then in effect immediately prior to your termination of employment. Such severance pay shall be subject to withholding of taxes and other amounts as determined by the Company and shall be payable beginning on the first payroll period beginning on or after the date that is 45 days from the effective date of your termination of employment and shall be made in regular installments in the same manner as your regular salary. Such severance pay shall be in lieu of any other severance benefits to which you may be entitled under any other applicable policy or program.

2. Change in Control. A “Change in Control” means the occurrence of any of the following: (a) any person or group of persons (as defined in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as now in effect or as hereafter amended (the “Exchange Act”) together with its affiliates, excluding employee benefit plans of the Company, is or becomes, directly or indirectly, the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act) of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities; (b) a merger or consolidation of the Company with any other corporation or entity is consummated regardless of which entity is the survivor, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity or its parent) at least 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or (c) the Company is completely liquidated or all or substantially all of the Company’s assets are sold.

Mr. McNeice

March 15, 2018

3. Cause; Gross Misconduct; Good Reason.

(a) For purposes of this Agreement, “Cause” shall mean, as determined by the Board of Directors, that a termination of employment shall have taken place as a result of: (i) any act of personal dishonesty by Employee in connection with his or her responsibilities as a an employee or other provider of services to the Company and intended to result in substantial personal enrichment, directly or indirectly, to Employee; (ii) Employee’s willful act constituting Gross Misconduct and which is injurious to the Company; or (iii) Employee’s conviction, guilty plea, or plea of no contest to any felony, or conviction, guilty plea, or plea of no contest to any other criminal act or unlawful activity which the Board of Directors reasonably believes had or will have a material detrimental effect on the Company’s reputation or business.

(b) For these purposes, “Gross Misconduct” means (i) theft or damage of Company property; (ii) use, possession, sale or distribution of illegal drugs; (iii) being under the influence of alcohol or drugs (except to the extent medically prescribed) while on duty or on Company premises; (iv) involvement in activities representing conflicts of interest; (v) improper disclosure of confidential information; (vi) conduct endangering, or likely to endanger, the health or safety of another employee or service provider to the Company; or (vii) falsifying or misrepresenting information on Company records.

(c) For purposes of this Agreement, “Good Reason” means any of the following instances that occur within the one year period following the Change in Control without the prior consent of Employee: (i) the reduction of Employee’s base pay; (ii) Employee being required to relocate to an employment location that is more than 75 miles from Employee’s current employment location at the Company’s offices in Wakefield, Massachusetts; or (iii) any material diminution of Employee’s authority, duties or responsibilities; provided, however, that Employee shall only be entitled to make a claim of Good Reason to terminate Employee’s employment hereunder if (A) Employee provides written notice to the Company of the event giving rise to Good Reason within 60 days following the initial date of such event and (B) the Company fails to cure such matters within 30 days of the Company’s receipt of such written notice.

4. Assignment. You may not assign your rights or obligations hereunder. The rights and obligations of the Company hereunder shall inure to the benefit of and shall be binding upon its respective successors and assigns.

5. General Release and Cooperation Agreement. Notwithstanding anything to the contrary in this Agreement, the aforementioned severance benefits set forth above are subject to and conditioned upon, and will be paid only in the event of your execution and timely delivery to the Company and/or its successor, within the 30 day-period following the termination of your employment, of a full release of all claims and cooperation agreement in such form as may be required by the Company or its successor, and any revocation period provided under such release has thereafter expired without you’re having revoked such release.

6. Confidentiality; Inventions.

(a) Employee agrees that all business matters concerning the Company, any affiliate of the Company, or any customer of the Company will be treated by Employee as confidential

Mr. McNeice

March 15, 2018

information and held in strict confidence. Employee agrees never, at any time during or after termination of Employee’s employment with the Company, regardless of the reason for or manner of termination, to, directly or indirectly, use any confidential information of the Company, or divulge, disclose, or furnish any confidential information of the Company to any person or business entity. Confidential information includes, but is not limited to: (i) any information relating to the conduct of the Company’s operations, including, but, not limited to, client lists, supplier lists, data, figures, sales figures, forecasts, projections, strategies, budgets, unpublished financial statements, estimates, tax records, personnel history, accounting procedures, bids, placement contracts, methods of client development, bidding techniques, pricing, placement strategies, and any information relating to research and development, any and all commercial or technical information, products or services of the Company, including, but not limited to any and all of the Company’s computer software programs, data processing programs, system programs, application programs, flow charts, logic diagrams, source codes and related documentation and materials; (ii) any commercial or technical information, know-how, discoveries, developments, techniques, improvements or other matters of which Employee may have gained knowledge, or discovered, invented or perfected while in the employ of the Company or any affiliates; and (iii) any ideas of processes relating to the development, operation or improvement of any program, product, article or process sold or distributed by the Company and/or any affiliate or customer of the Company.

(b) If at any time or times during Employee’s employment (or within six months thereafter which shall be conclusively presumed to have been developed during Employee’s employment with the Company), Employee makes, conceives, discovers or reduces to practice, either alone or with others, whether on site at the Company’s facilities or at another facility or location, any invention, modification, development, improvement, process, secret, discovery, design, formula, data, expression, work, technique, know-how or intellectual property right whatsoever or any interest therein (whether or not patented or patentable or registerable under copyright or similar statues or subject to analogous protection) (collectively “Inventions”) that relates to the business of the Company or any of the products or services being developed, manufactured or sold by the Company, or results from tasks assigned to Employee by the Company or results in the use of confidential information of the Company, such invention and the benefits thereof shall immediately become the sole and absolute property of the Company without compensation and Employee will communicate without cost, delay or prior publication, all available information relating to the Inventions to the Company. At the Company’s expense, Employee will also, whether before or after termination of his/her employment, execute and deliver all documents (including patent and copyright applications) and do all acts and things that the Company may deem necessary or desirable to effect the full assignment to the Company of Employee’s right and title to the Inventions or necessary to defend any opposition thereto. The provisions of this Section 6(b) shall not apply to any Invention as to which Employee can prove that: (i) it was developed entirely on Employee’s own time and as a result of Employee’s own effort; (ii) no equipment, supplies, facilities, trade secrets, or confidential information of the Company was used in its development; (iii) it does not relate to the business of the Company or to the Company’s actual or anticipated research and development; and (iv) it did not result from any work performed by Employee for the Company.

(c) You agree to maintain this Agreement as confidential and shall not disclose the terms hereof to any other employee of the Company or to any other person, firm or entity other than (i) the members of your immediate family or (ii) your legal counsel and tax advisers, provided all of such individuals are informed of the confidential nature of this Agreement and agree to maintain it as confidential.

Mr. McNeice

March 15, 2018

(d) Employee agrees that any breach of this Agreement by Employee would cause irreparable damage to the Company, and that in the event of any such breach, the Company shall have, in addition to any and all remedies at law, the right to an injunction, specific performance or other equitable relief to prevent the violation of Employee’s obligations hereunder. If the Company shall employ counsel in connection with successfully enforcing any of its rights under this Agreement, all of the reasonable attorney’s fees, and any exposure, costs or charges relating thereto shall be payable by Employee upon the Company’s demand.

7. General Provisions.

(a) This Agreement shall in no manner be considered a contract for employment with the Company nor any guaranty of employment for any specified period of time, and your employment with the Company will remain at-will and may be terminated by either the Company or you, at any time, with or without cause and with or without notice.

(b) This Agreement shall be subject to and governed by the laws of the Commonwealth of Massachusetts without regard to its choice of law principles.

(c) The parties intend that this Agreement and the payments provided hereunder will qualify for exemption under Internal Revenue Code Section 409A (“Section 409A”). To the extent not otherwise exempt (including, without limitation, the short-term deferral exception and the involuntary separation pay exception), the Agreement shall be interpreted and construed to comply with Section 409A to the extent such payments are deferred compensation (“Section 409A Payments”) or to qualify for an exception to Section 409A. The time or schedule of any payment or amount scheduled to be paid pursuant to the terms of this Agreement, including, but not limited to, any payment or amount that provides for the deferral of compensation (as such term is described under Section 409A), may not be accelerated except as otherwise permitted under Section 409A. For purposes of making any payments under this Agreement that are Section 409A Payments, the terms “termination of employment,” or termination with or without “Cause,” and variations thereof are intended to mean a termination of employment that constitutes a “separation from service” under Section 409A, based on the reasonably anticipated permanent reduction of service to a level that is less than 50% of the average level of bona fide services provided during the immediately preceding twelve months. Each payment due hereunder shall be deemed to be a separate payment for purposes of Section 409A and Executive may not in any event determine the tax year in which any such amount shall be paid unless such determination is made in accordance with all applicable requirements under Section 409A. Notwithstanding anything in this Agreement to the contrary, if Employee is a “specified employee” (within the meaning of Section 409A) and any payment made pursuant to this is considered to be a “deferral of compensation” (as such phrase is defined for purposes of Section 409A) that is payable upon such Employee’s “separation from service” (within the meaning of Section 409A), then the payment date for such payment shall be the date that is the first day of the seventh month after the date of Employee’s “separation from service” from the Company (determined in accordance with Section 409A).

Mr. McNeice

March 15, 2018

(d) The Company’s obligations to pay amounts hereunder are subject to all withholding obligations under applicable federal, state and local laws.

(e) Employee’s rights to severance benefits under this Agreement shall expire, and, except as otherwise provided in Section 7(f) hereof, this Agreement shall become null and void, if (i) a Change in Control has not occurred prior to December 31, 2020, or (ii) Employee has not incurred a qualifying termination of Employment under Section 1 hereof within the twelve month period following the effective date of the first Change in Control that occurs on or after the effective date of this Agreement.

(f) The provisions of Sections 4, 5, 6 and 7 hereof shall survive the termination of this Agreement.

If the foregoing is acceptable to you, please execute this correspondence in the space provided for below indicating your acceptance of and agreement with the foregoing.

Very truly yours,

EDGEWATER TECHNOLOGY, INC.

By: /s/ Jeffrey Rutherford

Jeffrey L. Rutherford, Interim President and

Chief Executive Officer

Accepted and agreed to as of the date written above:

/s/ Paul McNeice

Paul McNeice, Chief Accounting Officer